Exhibit 10.6.8d

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT is made and entered into as of                         ,              (the “Date of Grant”), by and between Pinnacle West Capital Corporation (the “Company”), and                                          (“Employee”).

BACKGROUND

A.                                    The Board of Directors of the Company (the “Board of Directors”) has adopted, and the shareholders of the Company have approved, the Pinnacle West Capital Corporation 2012 Long-Term Incentive Plan (the “Plan”), pursuant to which Restricted Stock Units and Dividend Equivalents may be granted to employees of the Company and its Subsidiaries.

B.                                    The Company desires to grant to Employee Restricted Stock Units and Dividend Equivalents under the terms of the Plan.

C.                                    Pursuant to the Plan, the Company and Employee agree as follows:

AGREEMENT

1.                                      Grant of Award.  Pursuant to action of the Committee which was taken on the Date of Grant, the Company grants to Employee                        (          ) Restricted Stock Units and related Dividend Equivalents.

2.                                      Award Subject to Plan.  This Restricted Stock Unit Award and the related Dividend Equivalent Award are granted under and are expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement.  In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.

3.                                      Vesting of Restricted Stock Units.

(a)                                 Regular Vesting.  The Restricted Stock Units granted pursuant to Section 1 will vest and no longer be subject to the restrictions of and forfeiture under this Award Agreement on the following dates (each a “Vesting Date”) and as otherwise set forth in this Section 3:

(i)                                     x,xxx Restricted Stock Units will vest on                       ,           ;

(ii)                                  x,xxx Restricted Stock Units will vest on                       ,           ;;

(iii)                               x,xxx Restricted Stock Units will vest on                       ,           ;; and

(iv)                              The remaining x,xxx Restricted Stock Units will vest on                       ,           ;.

(b)                                 Normal or Early Retirement, Death or Disability.

(i)                                     Provided that Employee either qualifies for “Early Retirement” or “Normal Retirement”, as defined in the Pinnacle West Capital Corporation Retirement Plan (the “Retirement Plan”), or is a Late Career Recipient

(as defined below), the Restricted Stock Units will fully vest and no longer be subject to the restrictions of and forfeiture under this Award Agreement upon Employee’s death or Disability.

(ii)                                  The Restricted Stock Units will fully vest and no longer be subject to the restrictions of and forfeiture under this Award Agreement upon Employee’s termination of employment which constitutes an Early Retirement or a Normal Retirement.

(c)                                  Late Career Recipient.  If, at the time of Employee’s death, Disability or retirement, Employee has reached sixty (60) years of age and has been credited with at least five (5) Years of Service, as defined under the Retirement Plan, and does not otherwise meet the criteria for Early Retirement or Normal Retirement under the Retirement Plan, Employee shall be treated for purposes of this Agreement as a “Late Career Recipient.”  Upon the date of a Late Career Recipient’s retirement (the “Effective Date”), a portion of Employee’s unvested Restricted Stock Units that would have vested on the next Vesting Date will vest on a straight pro-rata basis based on the number of days elapsed between the last Vesting Date (or, if a Vesting Date has not yet occurred, the Date of Grant) and the Effective Date.  Payment will be made on the next Vesting Date following the Effective Date in accordance with Section 4(a).  No fractional Stock shall be issued.  If the Stock payout results in a fractional share of one-half or greater, such fraction will be increased to provide for the issuance of a full share of Stock.

(d)                                 Termination Without Cause.  In the event Employee’s employment is terminated by the Company without cause, the Chief Executive Officer of the Company (the “CEO”) may determine in his discretion if, to what extent, and when, any unvested portion of the Restricted Stock Units granted pursuant to this Award should vest; provided, however, that (i) any vesting of unvested Restricted Stock Units pursuant to this Section 3(d) shall be approved by the Chair of the Committee, and (ii) nothing herein shall obligate the CEO to exercise his discretion to cause any unvested Restricted Stock Units to vest.

(e)                                  Termination For Cause.  Notwithstanding any other provision in this Section 3, in the event Employee’s employment is terminated for Cause, then regardless of Employee’s retirement, Early Retirement, Normal Retirement, death or Disability, Employee shall forfeit the right to receive any cash payment or Stock hereunder that Employee would otherwise be entitled to receive following his or her date of termination.  For purposes only of this Section 3(e), “Cause” means (A) embezzlement, theft, fraud, deceit and/or dishonesty by the Employee involving the property, business or affairs of the Company or any of its Subsidiaries, or (B) an act of moral turpitude which in the sole judgment of the CEO reflects adversely on the business or reputation of the Company or any of its Subsidiaries or negatively affects any of the Company’s or any of its Subsidiaries’ employees or customers.

(f)                                   Disability.  “Disability” has the meaning set forth for such term in the Retirement Plan.

4.                                      Payment.

(a)                                 Time and Form of Payment.  When a Restricted Stock Unit vests in accordance with Section 3 above, Employee (or his or her estate) shall receive in exchange for each Restricted Stock Unit one unrestricted fully transferrable share of Stock.  Employee may elect, pursuant to Section 4(b), to receive payment for the Restricted Stock Units payable on any Vesting Date in the form of fully transferrable shares of Stock or 50% cash and 50% in fully transferrable shares of Stock.  Except as provided in Section 3(d) above following a termination of employment without cause, if a Restricted Stock Unit vests prior to the applicable Vesting Date due to Employee’s status as a Late Career Recipient or Employee’s death, Disability, Early Retirement, or Normal Retirement, the payment will be made on the Vesting Date applicable to such Restricted Stock Unit.  Except as provided in Section 3(d) above following a termination of employment without cause, any cash payment will be based on the Fair Market Value of one share of Stock determined as of the applicable Vesting Date.  The payment shall be made within 30 days of the applicable Vesting Date, provided that any payment for a Restricted Stock Unit that vests prior to the applicable Vesting Date due to the death or Disability of Employee, or due to the retirement of a Late Career Recipient, shall be made no later than March 15 of the year following the year in which Employee dies, becomes Disabled, or, in the case of a Late Career Recipient, retires.  If Employee dies after acquiring a vested interest in the Restricted Stock Units but before receiving payment for the Restricted Stock Units, the payment will be made to Employee’s designated beneficiary in accordance with the elections previously made by Employee.

(b)                                 Election of Form of Payment.  No later than April 30,         , Employee must elect to receive payment for Employee’s vested Restricted Stock Units and Dividend Equivalents in fully transferable shares of Stock or 50% in cash and 50% in fully transferrable shares of Stock by completing and returning to the Company the election form attached to this Agreement.  In the absence of a timely election by Employee, Employee will receive payment for the vested Restricted Stock Units and Dividend Equivalents in fully transferable shares of Stock.

(c)                                  Dividend Equivalents.  In satisfaction of the Dividend Equivalents Award made pursuant to Section 1, at the time of the Company’s delivery of payment pursuant to Section 3 or Section 4(a), the Company also will deliver to Employee a payment equal to the amount of dividends, if any, that Employee would have received if Employee had directly owned the Stock to which the Restricted Stock Units relate from the Date of Grant to the applicable Vesting Date, plus interest on such amount at the rate of 5 percent compounded quarterly.  Pursuant to the election filed by the Employee pursuant to Section 4(b), payment for the Dividend Equivalents and interest will be made in fully transferrable shares of Stock, or 50% in cash and 50% in fully transferrable shares of Stock.  The number of shares of Stock distributed to Employee will be determined by dividing the amount of the Dividend Equivalents and interest by the Fair Market Value of one share of Stock as of the applicable date of vesting. No fractional Stock shall be issued.  If the Stock payout results in a fractional share of one-half or greater, such fraction will be increased to provide for the issuance of a full share of Stock.

(d)                                 Impact on Pension Plans. The value of the shares of Stock distributed upon payment for the Restricted Stock Units and Dividend Equivalents will be disregarded for purposes of calculating the amount of Employee’s benefit under any Company retirement plans.

5.                                      Termination of Award.  Except as otherwise provided in Section 3 above or in Article 15 of the Plan, in the event of the termination of Employee’s employment with the Company or any of its Subsidiaries, whether due to voluntary or involuntary termination, retirement, death, disability or otherwise, Employee’s right to vest in any additional Restricted Stock Units or Dividend Equivalents under the Plan or this Award Agreement, if any, will terminate. Any unvested Restricted Stock Units and the related Dividend Equivalents will be forfeited effective as of the date that Employee terminates active employment with the Company or any of its Subsidiaries.

6.                                      Section 409A Compliance.  If the Company concludes, in the exercise of its discretion, that this Award is subject to Section 409A of the Code, the Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with Section 409A.  If the Company concludes, in the exercise of its discretion, that this Award is not subject to Section 409A, but, instead, is eligible for the short-term deferral exception to the requirements of Section 409A, the Plan and this Award Agreement shall be administered to comply with the requirements of the short-term deferral exception to the requirements of Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with the requirements of such exception.  In either event, Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement other than the election described in Section 4(b).

7.                                      Tax Withholding.  Employee is responsible for any and all federal, state, and local income, payroll or other tax obligations or withholdings (collectively, the “Taxes”) arising out of this Award.  Employee shall pay any and all Taxes due prior to the payout of Stock or cash hereunder by check or other arrangement acceptable to the Company.  Employee shall pay any and all Taxes due in connection with a payout of Stock or cash hereunder by check or by having the Company withhold cash or shares of Stock from such payout.  No later than April 30,         , Employee must elect, on the election form described in Section 4(b), how Employee will satisfy the tax obligations upon a payout.  In the absence of a timely election by Employee, Employee’s tax withholding obligation upon a payout will be satisfied through the Company’s withholding of cash or shares of Stock as set forth above.

8.                                      Continued Employment.  Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company or its Subsidiaries to terminate Employee’s employment or services at any time.  In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company or its Subsidiaries.

9.                                      Confidentiality.  During Employee’s employment and after termination thereof for any reason, Employee agrees that Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than the Company or any of its Affiliates any Confidential Information (as hereinafter defined), whether prepared by Employee or not; provided, however, that during the term of Employee’s employment, any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company and its Affiliates who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by Employee in connection with the performance of Employee’s job duties to persons who are authorized to receive such information by the Company or its Affiliates.  Employee shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that it may seek an appropriate protective order.

Employee agrees that all Confidential Information of the Company and its Affiliates (whether now or hereafter existing) conceived, discovered or made by him during employment exclusively belongs to the Company or its Affiliates (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.  For purposes of this Section 9, the term “Confidential Information” shall mean and include any information disclosed to Employee any time during Employee’s employment with the Company or its Affiliates or thereafter which is not generally known to the public, including, but not limited to, information concerning the Company’s or its Affiliates’ assets and valuations, business plans, methods of operation, management, information systems, procedures, processes, practices, policies, plans, programs, personnel and/or reports or other information prepared by appraisers, consultants, advisors, bankers or attorneys.

10.                               Restrictive Covenants.

(a)                                 Non-Competition.  Employee agrees that for a period of 12 months following any Termination of Employment voluntarily by Employee (other than due to Disability),  Employee shall not, without the prior written consent of the Company’s General Counsel, participate, whether as a consultant, employee, contractor, partner, owner (ownership of less than 5% of the outstanding stock of a publicly traded company will not be considered ownership under this provision), co-owner, or otherwise, with any business, corporation, group, entity or individual that is or intends to be engaged in the business activity of supplying  electricity  in any area of Arizona for which the Company or its Affiliates is authorized to supply electricity.

(b)                                 Employee Non-Solicitation.  Employee agrees that for a period of 12 months following Employee’s termination of employment for any reason, Employee will not encourage, induce, or otherwise solicit, or actively assist any other person or organization to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or its Affiliates, or otherwise interfere with the advantageous business relationship of the Company and its Affiliates with their employees.

(c)                                  [No Pledging or Hedging. Employee agrees that during his or her term of employment and for a period of 90 days thereafter, Employee will not pledge, margin, hypothecate, hedge, or otherwise grant an economic interest in any shares of Company stock received by Employee pursuant to this Award (net of shares sold or surrendered to meet tax withholding or exercise requirements).  This restriction shall extend to the purchase or creation of any short sales, zero-cost collars, forward sales contracts, puts, calls, options or other derivative securities in respect of any shares of Company stock.]

(d)                                 Remedies.  If Employee fails to comply with Sections 9, 10(a), [or] 10(b) [or 10(c)] in a material respect, the Company may (i) cause any of Employee’s unvested Restricted Stock Units and related Dividend Equivalents to be cancelled and forfeited, (ii) refuse to deliver shares of Stock or cash in exchange for vested Restricted Stock Units or Dividend Equivalents, and/or (iii) pursue any other rights and remedies the Company may have pursuant to this Award Agreement or the Plan at law or in equity including, specifically, injunctive relief.

11.                               Non-Transferability.  Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except as provided in the Plan.

12.                               Definitions: Copy of Plan and Plan Prospectus.  To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan.  By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan and the related Plan Prospectus.

13.                               Amendment.  Except as provided below, any amendments to this Award Agreement must be made by a written agreement executed by the Company and Employee.  The Company may amend this Award Agreement unilaterally, without the consent of Employee, if the change (i) is required by law or regulation, (ii) does not adversely affect in any material way the rights of Employee, or (iii) is required to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code or to comply with the provisions of Section 409A of the Code and applicable regulations or other interpretive authority.  Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 17.15 of the Plan.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed, as of the Date of Grant, by an authorized representative of the Company and this Award Agreement has been executed by Employee.

PINNACLE WEST CAPITAL CORPORATION

By:
Its:
Date:

EMPLOYEE

By:
Date:

Pinnacle West Capital Corporation

RESTRICTED STOCK UNIT AWARD
ELECTION FORM

(applies to Award Agreement dated       /    /        )

INFORMATION ABOUT YOU

Last	First	Middle Initial	Employee ID#

1. PAYMENT ELECTION

In accordance with the terms of the Pinnacle West Capital Corporation 2012 Long-Term Incentive Plan and pursuant to Section 4(b) of the Award Agreement, I hereby elect to receive payment for the Restricted Stock Units and Dividend Equivalents that vest on the dates set forth below in the following form (place an “X” in the “Stock” column or in the “50% Cash/50% Stock” column for each of the years and types of Awards set forth below):

Restricted Stock Units and Dividend Equivalents
Vesting Date	Stock	50% Cash/ 50% Stock
/ /	☐	☐

/ /	☐	☐

/ /	☐	☐

/ /	☐	☐

2. TAX WITHHOLDING ELECTION

I hereby elect to satisfy any tax withholding obligation associated with my receipt of Stock or Stock and cash in exchange for my Restricted Stock Units and Dividend Equivalents in the following form (place an “X” in the “Check” column or in the “Withholding” column):

Check	Withholding
(I will write a check for my taxes that are due and deliver it to the Company within one (1) day of the release date of my Stock or cash payment)	(The Company should withhold shares of my Stock or cash payment to cover my taxes)
☐
☐

To the extent permitted by law, I hereby elect Federal tax withholding of:

☐ minimum withholding rate in effect at the time of release (currently 25%);

☐              percent (within the range of 25% and 39.6%); or

☐ maximum withholding rate in effect at the time of a release (currently 39.6%).

PARTICIPANT NAME (PLEASE PRINT)
DATE

PARTICIPANT SIGNATURE

IMPORTANT NOTE:	Please complete and return this Election Form to Jennifer Mellegers at Mail Station 9996 by ,